UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 15, 2004

GenCorp Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Highway 50 and Aerojet Road, Rancho Cordova, California	95670
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

916-355-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 8.01. Other Events

     On November 2, 2004, we received a letter from Steel Partners II, L.P., which owns approximately 9.8% of our common stock and is our third largest shareholder, submitting a shareholder proposal for our next annual meeting of shareholders related to the declassification of our Board of Directors. Steel Partners previously had requested that we approve, for purposes of Ohio’s Interested Shareholder Transactions Act, its acquisition of more than 10% of our common stock. In its November 2 letter, Steel Partners indicated that it would agree to a 19.9% limitation on its ownership for one year if we took a number of actions, including reincorporation in Delaware; elimination of our classified terms for directors; elimination of all “supermajority” provisions contained in our articles of incorporation and code of regulations; termination of our shareholder rights plan; adoption of a mandatory retirement age of 70 for our Directors; and the grant of Board observer rights to Steel Partners.

     We announced a public offering of our common stock, a convertible debenture offering and the receipt of a commitment letter for a new credit facility on November 8, 2004. On November 11, 2004, Steel Partners sent us a letter, which it made publicly available, stating that it did not support the stock or debenture offerings that we announced and indicating that Steel Partners would like to enter into negotiations with us to acquire all of our outstanding common stock for $17 per share. The letter made the request contingent on several factors and indicated that Steel Partners did not have financing in place to consummate an acquisition.

     On November 12, 2004, the day after Steel Partners sent its letter, Gabelli Asset Management Inc., which through its affiliated funds owns approximately 16.8% of our common stock and is our largest shareholder, sent us a letter, which it filed with the Securities and Exchange Commission, objecting to our financing plan, encouraging us to closely examine the Steel Partners proposal and stating that if we continued to pursue the financing transactions it would vote its shares against re-election of our directors. On November 13, 2004, Pirate Capital, LLC, which owns approximately 2.6% of our common stock, sent us a letter supporting the positions previously taken by Steel Partners and encouraging us to terminate our financing transactions.

     On November 14, 2004, our Board of Directors unanimously determined to continue with our announced financing transactions, rejected Steel Partners’ request that we enter into acquisition negotiations, and determined that the price indicated by Steel Partners was inadequate and not in the best interests of our shareholders.

     On November 15, 2004, Steel Partners sent us a letter, which it made publicly available, stating that it was confident that it could obtain the financing necessary to consummate an acquisition of GenCorp and that it would consider an acquisition price above $17 per share if the company could demonstrate a higher value. Subsequent to receipt of this letter, on November 15, 2004 we announced that we were continuing with our financing transactions.

     We cannot be sure what action, if any, these or other shareholders may take, and we cannot predict what impact any such action may have on our ability to complete our financing transactions on terms that are favorable to us, or at all. If we are unable to complete one or more of our financings as currently contemplated, we may not realize all of the benefits from our financings that we anticipate.

     On November 8, 2004, the day we announced our financing transactions, the closing sale price of our common stock on the New York Stock Exchange was $14.07 per share. On November 11, the day Steel Partners made its letter public, the closing sale price of our common stock was $17.50 per share. We cannot predict how the market price of our common stock may change in response to recent developments, or in response to future actions, or inaction, by the named shareholders, by us or by others. It is possible that the price of our common stock may be volatile in the near term, or for a longer period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GENCORP INC.

By: /s/ Mark A. Whitney

Name: Mark A. Whitney
Title: Vice President, Law;
Deputy General Counsel
and Assistant Secretary
Dated: November 16, 2004